Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-250094, 333-237096, 333-237488, 333-227696, 333-230332, and 333-254370 on Form S-8 and Registration Statement No. 333-252432 on Form S-3 of our report dated March 16, 2021 (January 14, 2022 as to the effects of the discontinued operations as described in Note 3) appearing in this Annual Report on Form 10-K of Ra Medical Systems, Inc. for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

March 23, 2022 (January 14, 2022 as to the effects of the discontinued operations as described in Note 3)